As filed with the Securities and Exchange Commission on October 1, 2018

Registration No. 333-212486

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-212486

UNDER

THE SECURITIES ACT OF 1933

First Connecticut Bancorp, Inc.

(People’s United Financial, Inc. as successor by merger to First Connecticut Bancorp, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	45-1496206
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Farm Glen Boulevard

Farmington, Connecticut 06032

(860) 676-4600

(Address, including Zip Code, of Principal Executive Offices)

First Connecticut Bancorp, Inc. 2016 Stock Incentive Plan

(Full title of the plan)

Robert E. Trautmann

c/o People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Lee Meyerson, Esq.

Elizabeth Cooper, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by First Connecticut Bancorp, Inc., a Maryland corporation (the “Company”), relates to the Registration Statement on Form S-8 (No. 333-212486), filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 12, 2016, pertaining to the registration of 300,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable under the First Connecticut Bancorp, Inc. 2016 Stock Incentive Plan previously filed by the Company (the “Registration Statement”) with the SEC.

On October 1, 2018, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 18, 2018, by and between the Company and People’s United Financial, Inc., a Delaware corporation (“People’s United”), the Company merged with and into People’s United, with People’s United as the surviving corporation (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, People’s United, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut, on October 1, 2018.

PEOPLE’S UNITED FINANCIAL, INC. (as successor by merger to First Connecticut Bancorp, Inc.)

By:	/s/ Robert E. Trautmann
Name: Robert E. Trautmann, Esq.
Title: Senior Executive Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.